UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2009

MEDIA SCIENCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 3, 2009, we executed employment agreements with Kevan Bloomgren, our Chief Financial Officer, Robert Ward, our Chief Operating Officer, and Vince Kelly, our Vice President of Sales, and amended our employment agreement with Michael Levin, our Chief Executive Officer and President.

Each of the employment agreements with Messrs. Bloomgren, Ward, and Kelly are for a term ending December 31, 2009. They are entitled to an annual salary as established by the Board of Directors (currently, the base salaries of Messrs. Bloomgren, Ward and Kelly are $170,000, $164,000, and $160,000, respectively), an annual performance bonus or other bonus as the Board of Directors may determine, and certain employee benefits, including:

• a fifteen-year term life insurance policy for $1,000,000, subject to insurability, during the term of employment, for which the employee has the right to maintain at his own expense thereafter;
• reimbursement for reasonable travel and other business related expenses;
• four weeks vacation;
• health care benefits under our medical, dental and vision insurance; and
• participation in any employee plan, including 401(k) and stock plans, perquisite and other benefits made available to Media Sciences’ employees or management in general.

In the event of early termination for a reason other than cause, the employee is entitled to twelve months of continued health care benefit coverage, paid for by us, under the same terms, conditions and coverage the employee enjoys at the time of termination. In the event of early termination for reasons of disability, without cause termination, or “good reason” involuntary termination, subject to the terms of the agreement, the employee is entitled to severance, payable in a lump sum within two weeks of termination, in the amounts of $204,000, $196,800, and $192,000, for Messrs. Bloomgren, Ward and Kelly, respectively.

The amended and restated employment agreement (the “2009 agreement”) with Mr. Levin supersedes his employment agreement that was effective as of July 1, 2008. The 2009 agreement extends the employment term from June 30, 2010 to December 31, 2010. Under the 2009 agreement, Mr. Levin’s base annual salary remains at $250,000, and provides that the Board of Directors may provide for a greater annual salary, and that Mr. Levin may be entitled to an annual performance bonus or other bonus as the Board of Directors may determine. Under the 2009 agreement, Mr. Levin is also entitled to receive the following benefits, which he was also entitled to under the prior agreement:

• death benefits of $100,000;

•      a fifteen-year term life insurance policy for $2,000,000, subject to insurability, during the term of employment and for one year thereafter, for which he has the right to maintain at his own expense thereafter;

• the use of an automobile, the costs of which, including maintenance, repairs, and insurance, are paid for by us;
• reimbursement for reasonable travel and other business related expenses;
• six weeks vacation;
• health care benefits under our medical, dental and vision insurance; and
• participation in any employee plan, including 401(k) and stock plans, perquisite and other benefits made available to Media Sciences’ employees or management in general..

Under the 2009 agreement, in the event of early termination for a reason other than cause, Mr. Levin is entitled to twelve months of continued health care benefit coverage, paid for by us, under the same terms, conditions and coverage he enjoys at the time of termination.

Mr. Levin has the right to terminate his employment if we undergo a “change in control” within the meaning of Treasury Regulations Section 1.409A-3(i)(5). Under the 2009 agreement, if Mr. Levin elects to terminate his employment, he is entitled to a lump sum payment of $540,000 upon a change in control on or before December 31, 2009, and, of 200% of his “base amount”, as defined in §280G(3) of the Internal Revenue Code upon a change in control occurring after December 31, 2009. In each case, payment is due within one month of termination. Payment under the change in control provision is in lieu of payment of severance.

In the event of early termination for reasons of disability, “good reason” involuntary termination, or certain circumstances of without cause termination, subject to the terms of the agreement, under the 2009 agreement, Mr. Levin is entitled to severance, payable within two weeks of termination, in an amount of $300,000 if the employment is terminated prior to January 1, 2010, and in the amount equal to one year of his base salary if the employment is terminated after December 31, 2009; provided, however, in the event of without cause termination when the Company is in discussions for a “change in control”, the amount payable under the severance provision is the same as the amount that would be payable under the change in control provision of the agreement: $540,000 if terminated prior to January 1, 2010, and 200% of “base amount” if terminated after December 31, 2009. Payment under the severance provision is in lieu of payment under the change in control provision.

Each of the agreements with Messrs. Bloomgren, Ward, Kelly and Levin contains provisions relating to termination for cause, delay of payments to conform to applicable law, and indemnification on an after-tax basis for excise taxes. Each of the agreements is for personal services, and the rights and obligations thereunder are not assignable except in accordance with the terms of the respective agreements. Each of the agreements provides for a restricted stock award of 50,000 shares of our common stock, subject to vesting upon the earlier of: (i) January 1, 2010, or (ii) upon a “change in control”, as such term is defined in the agreement. Such award was granted on March 3, 2009.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1*+	Amended and Restated Employment Agreement with Michael Levin
10.2*+	Employment Agreement with Kevan Bloomgren
10.3*+	Employment Agreement with Robert Ward
10.4*+	Employment Agreement with Vince Kelly

* Filed herewith

+ Represents executive compensation plan or agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: March 3, 2009	By: /s/ Kevan D. Bloomgren
Kevan D. Bloomgren
Chief Financial Officer

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